Exhibit 3.19

THE COMPANIES ACT 1985

AND

THE COMPANIES ACT 1989

A PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

INSULPAK HOLDINGS LIMITED

1.	The Company’s name is “INSULPAK HOLDINGS LIMITED”.

2.	The Company’s Registered Office is to be situated in England and Wales.

3.	The Company’s objects are:

(A) (i)	To carry on the business of a holding company in all its branches, and to acquire by purchase, lease, concession, grant, license or otherwise deal in such businesses, options, rights, privileges, lands, buildings, leases, underleases, stocks, shares, debentures, bonds, obligations, securities, reversionary interests annuities, policies of assurance and other property and rights and interests in property as the Company shall deem fit, and generally to hold, manage, develop, lease, sell, or dispose of the same; and to vary any of the investments of the Company, and to enter into, assist or participate in financial, commercial, mercantile, industrial and other transactions, undertakings, and business of every description.

(ii)	To co-ordinate the policy and administration of any subsidiary companies or any companies of which this Company is a Member or which are in any manner controlled by this Company.

(iii)	To carry on all or any of the businesses of building and civil engineering contractors, land, estate and property developers, repairers and jobbers, estate agents and managers, mortgage and insurance brokers, and agents, surveyors, valuers and auctioneers, builders’ merchants, plant hire specialists, painters, decorators, plumbers, haulage and transport contractors, electricians and general engineers, financiers for the promotion of the sale for cash or on credit, or on the installment plan or hire purchase agreement or easy payment system or otherwise of goods, wares, produce, products and merchandise of every description, and general merchants, agents and traders.

(B) To carry on any other trade or business which may seem to the Company capable of being conveniently carried on in connection with the objects specified in Sub-Clause (A) hereof or calculated directly or indirectly to enhance the value of or render profitable any of the property or rights of the Company.

(C) To purchase, take on lease or in exchange, hire or otherwise acquire and hold for any estate or interest any lands, buildings, easements, rights, privileges, concessions, patents, patent rights, licenses, secret processes, machinery, plant, stock-in-trade, and any real or personal property of any kind necessary or convenient for the purposes of or in connection with the Company’s business or any branch or department thereof.

(D) To erect, construct, lay down, enlarge, alter and maintain any roads, railways, tramways, sidings, bridges, reservoirs, shops, stores, factories, buildings, works, plant and machinery necessary or convenient for the Company’s business, and to contribute to or subsidise the erection, construction and maintenance of any of the above.

(E) To borrow or raise or secure the payment of money in such manner as the Company shall think fit for the purposes of or in connection with the Company’s business, and for the purposes of or in connection with the borrowing or raising of money by the Company to become a member of any building society.

(F) For the purposes of or in connection with the business of the Company to mortgage and charge the undertaking and all or any of the real and personal property and assets, present and future, and all or any of the uncalled capital for the time being of the Company, and to issue at par or at a premium or discount, and for such consideration and with and subject to such rights, powers, privileges and conditions as may be thought fit, debentures or debenture stock, either permanent or redeemable or repayable, and collaterally or further to secure any securities of the Company by a trust deed or other assurances. To issue and deposit any securities which the Company has power to issue by way of mortgage to secure any sum less than the nominal amount of such securities, and also by way of security for the performance of any contracts or obligations of the Company or of its customers or other persons or corporations having dealings with the Company, or in whose businesses or undertakings the Company is interested, whether directly or indirectly.

(G) To receive money on deposit or loan upon such terms as the Company may approve.

(H) To lend money to any company, firm or person and to give all kinds of indemnities and either with or without the Company receiving any consideration or advantage, direct or indirect, for giving any such guarantee, and whether or not such guarantee is given in connection with or pursuant to the attainment of the objects herein stated to guarantee either by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets present and future and uncalled capital of the Company or by both such methods, the performance of the obligations and the payment of the capital or principal (together with any premium) of and dividends or interest on any debenture, stocks, shares or other securities of any company, firm or person and in particular (but without limiting the generality of the foregoing) any company which is for the time being the Company’s Holding or Subsidiary company or otherwise associated with the Company in business.

(I) To establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances, or emoluments to any persons who are or were at any time in the employment or service of the Company, or of any company which is for the time being the Company’s Holding or Subsidiary company or otherwise associated with the Company in business or who are or were at any time Directors or officers of the Company or of any such other company as aforesaid, and the wives, widows, families and dependants of any such persons, and also to establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interests and well-being of the Company or of any such other company as aforesaid, or of any such persons as aforesaid, and to make payments for or towards the insurance of any such persons as aforesaid, and to subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any public, general or useful object; and to establish, set up, support and maintain share purchase schemes or profit sharing schemes for the benefit of any employees of the Company, or of any company which is for the time being the Company’s Holding or Subsidiary company and to do any of the matters aforesaid either alone or in conjunction with any such other company as aforesaid.

(J) To draw, make, accept, endorse, negotiate, discount and execute promissory notes, bills of exchange and other negotiable instruments.

(K) To invest and deal with the moneys of the Company not immediately required for the purposes of its business in or upon such investments or securities and in such manner as may from time to time be determined.

(L) To pay for any property or rights acquired by the Company, either in cash or fully or partly paid-up shares, with or without preferred or deferred or special rights or restrictions in respect of dividend, repayment of capital, voting or otherwise, or by any securities which the Company has power to issue, or partly in one mode and partly in another, and generally on such terms as the Company may determine.

(M) To accept payment for any property or rights sold or otherwise disposed of or dealt with by the Company, either in cash, by installments or otherwise, or in fully or partly paid-up shares of any company or corporation, with or without deferred or preferred or special rights or restrictions in respect of dividend, repayment of capital, voting or otherwise, or in debentures or mortgage debentures or debenture stock, mortgages or other securities of any company or corporation, or partly in one mode and partly in another, and generally on such terms as the Company may determine, and to hold, dispose of or otherwise deal with any shares, stock or securities so acquired.

(N) To enter into any partnership or joint-purse arrangement or arrangement for sharing profits, union of interests or co-operation with any company, firm or person carrying on or proposing to carry on any business within the objects of this Company, and to acquire and hold, sell, deal with or dispose of shares, stock or securities of any such company, and to guarantee the contracts or liabilities of, or the payment of the dividends, interest or capital of any shares, stock or securities of and to subsidise or otherwise assist any such company.

(O) To establish or promote or concur in establishing or promoting any other company whose objects shall include the acquisition and taking over of all or any of the assets and liabilities of this Company or the promotion of which shall be in any manner calculated to advance directly or indirectly the objects or interests of this Company, and to acquire and hold or dispose of shares, stock or securities and guarantee the payment of dividends, interest or capital of any shares, stock or securities issued by or any other obligations of any such company.

(P) To purchase or otherwise acquire and undertake all or any part of the business, property, assets, liabilities and transactions of any person, firm or company carrying on any business which this Company is authorised to carry on or possessed of property suitable for the purposes of the Company, or which can be carried on in conjunction therewith or which is capable of being conducted so as directly or indirectly to benefit the Company.

(Q) To sell, improve, manage, develop, turn to account, exchange, let on rent, grant royalty, share of profits or otherwise, grant licences, easements and other rights in or over, and in any other manner deal with or dispose of the undertaking and all or any of the property and assets for the time being of the Company for such consideration as the Company may think fit.

(R) To amalgamate with any other company whose objects are or include objects similar to those of this Company, whether by sale or purchase (for fully or partly paid-up shares or otherwise) of the undertaking, subject to the liabilities of this or any such other company as aforesaid, with or without winding up, or by sale or purchase (for fully or partly paid-up shares or otherwise) of all or a controlling interest in the shares or stock of this or any such other company as aforesaid, or by partnership, or any arrangement of the nature of partnership, or in any other manner.

(S) To subscribe for, purchase or otherwise acquire, and hold shares, stock, debentures or other securities of any other company.

(T) To distribute among the members in specie any property of the Company, or any proceeds of sale or disposal of any property of the Company, but so that no distribution amounting to a reduction of capital be made except with the sanction (if any) for the time being required by law.

(U) To give such financial assistance directly or indirectly for the purpose of the acquisition of shares in the Company or the Company’s Holding company or for the purpose of reducing or discharging any liability incurred by any person for the purpose of the acquisition of shares in the Company or the Company’s Holding company as may be lawful.

(V) To do all or any of the above things in any part of the world, and either as principals, agents, trustees, contractors or otherwise, and either alone or in conjunction with others, and either by or through agents, trustees, sub-contractors or otherwise.

(W) To do all such things as are incidental or conducive to the above objects or any of them.

And it is hereby declared that, save as otherwise expressly provided, each of the paragraphs of this Clause shall be regarded as specifying separate and independent objects and accordingly shall not be in anywise limited by reference to or inference from any other paragraph or the name of the Company and the provisions of each such paragraph shall, save as aforesaid, be carried out in as full and ample a manner and construed in as wide a sense as if each of the paragraphs defined the objects of a separate and distinct company.

4.	The liability of the Members is limited.

5.	The Company’s share capital is (pound) 50,000,000 divided into 50,000,000 shares of (pound)1 each.

We, the Subscribers to this Memorandum of Association, wish to be formed into a Company pursuant to this Memorandum; and we agree to take the number of Shares shown opposite our respective names.

NAMES AND ADDRESSES OF SUBSCRIBERS	Number of Shares taken by each Subscriber

/s/ [ILLEGIBLE] For and on behalf of LONDON LAW SERVICES LIMITED, Temple Chambers, Temple Avenue, London EC4Y OHP	One

/s/ M. J. Hope For and on behalf of LONDON LAW SECRETARIAL LIMITED, Temple Chambers, Temple Avenue, London EC4Y OHP	One

Total Shares taken	Two

Dated the 15th day of July 1999. Witness to the above Signatures: /s/ Colin A. Lay COLIN A. LAY, Temple Chambers, Temple Avenue, London EC4Y OHP

THE COMPANIES ACT 1985

COMPANY LIMITED BY SHARES

SPECIAL RESOLUTION

of

INSULPAK HOLDINGS LIMITED

(the “Company”)

(Registered in England - No. 3813634)

Pursuant to Regulation 53 in Table A of the Companies (Tables A to F) Regulations 1985 as amended the following resolution was duly passed as a Special Resolution by the holders of all of the shares conferring a right to attend and vote at the general meeting of the Company on 30 October 2006:

THAT the regulations in the form attached as Appendix A be and the same are hereby adopted as the new articles of association of the Company to replace in their entirety the existing articles of association of the Company.

/S/ [ILLEGIBLE]	/S/ [ILLEGIBLE]
Solo Cup Operating Corporation	Solo Cup (UK) Limited

THE COMPANIES ACTS 1985 to 1989

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION OF

INSULPAK HOLDINGS LIMITED

1.	PRELIMINARY

1.1 The regulations contained in Table A in the Schedule to the Companies (Tables A to F) Regulations 1985 (SI 1985 No. 805) as amended by the Companies (Tables A to F) (Amendment) Regulations 1985 (SI 1985 No. 1052) and as further amended by The Companies Act 1985 (Electronic Communications) Order 2000 (SI 2000 No. 3373) (such Table being hereinafter called “Table A”) shall apply to the Company save in so far as they are excluded or varied hereby and such regulations (save as so excluded or varied) and the Articles hereinafter contained shall be the Articles of Association of the Company.

1.2 In these Articles the expression “the Act” means the Companies Act 1985, but so that any reference in these Articles to any provision of the Act shall be deemed to include a reference to any statutory modification or re-enactment of that provision for the time being in force.

2.	SHARE CAPITAL

2.1 The Company’s share capital is £50,000,000 divided into 49,999,990 A Deferred Shares of £1 each and 10 B Shares of £1 each.

2.2 The B Shares shall have the following rights and be subject to the following restrictions:

(a)	The Company shall apply any profits which the Directors resolve to distribute in paying such profits to the holders of the B Shares in respect of their holdings of such B Shares pari passu and pro rata to the number of such B Shares, so that, in any event, the amount distributed to all holders of B Shares collectively shall not exceed the balance outstanding on the Notional Account;

(b)	The holders of the B Shares shall only be entitled to participate in the assets of the Company on a return of assets on a liquidation, reduction of capital, winding-up of the Company or otherwise (including but not limited to a repurchase by the Company of B Shares) until they have received in total, collectively, the balance outstanding on the Notional Account pursuant to their rights under article 2.2(a) and this article 2.2(b) together (“Full Attribution Event”);

(c)	The holders of the B Shares shall be only entitled to receive notice of or to attend or vote at any general meeting of the Company until the Full Attribution Event;

(d)	After the Full Attribution Event, none of the B Shares shall carry any right to:

(i)	participation in any profits or assets of the Company; or

(ii)	receive notice of or to attend or vote at any general meeting of the Company.

(e)	The holders of the A Deferred Shares shall only be entitled to participate in any profits which the Company may determine to distribute in respect of any financial year or in the assets of the Company or to receive notice of or to attend or vote at any general meeting of the Company, after the Full Attribution Event.

(f)	For the purposes of interpreting this article 2, the following terms shall bear the following meanings:

“Group”	means in relation to the Company that Company and any company which is from time to time a holding company (whether incorporated in the United Kingdom or elsewhere) of that company or a subsidiary of that company or such holding company;

“UK Company”	means a company (as defined by section 735 of the Companies Act 1985) incorporated in the United Kingdom;

“Cost of Funds”	means for the day for which it is to be ascertained, the annual percentage rate as certified by the holder for the time being of the majority of the “B” Shares in issue at which deposits in sterling for the period in question are offered to such holder by prime banks in London in the London interbank market at or about 11.00am on the day in question (or if that day is not a business day, on the immediately preceding business day) for an amount equal to the credit balance (if any) on the day immediately preceding the day in question of the Notional Account; or if such deposits are not offered to the shareholder the rate at which such deposits on such terms are offered to Barclays Bank plc. For these purposes the period in question shall be the period commencing on 20 July 2000 and ending on 31 December 2000 and in any other case shall be twelve months; and

“Notional Account”	means an account the balance of which shall be £40,000,000 as at 20 July 2000 and which shall be automatically

(a) decreased by:

(i) any sum paid to the holder(s) of B Share(s) pursuant to article 2.2(a) or 2.2(b) or (ii) hereof immediately upon payment of such sum; and

(ii) a sum equal to any payment to the holder(s) of B Shares(s) in the Company (or any other UK Company in the Group of companies for the time being of which the Company is a member) by way of group relief or any similar payment pursuant to the provisions of the Income and Corporation Taxes Act 1988 or any similar enactment immediately upon payment of such sum;

and

(b)    increased by a sum equal to the Cost of Funds, the first such increase (representing Cost of Funds for the period from 20 July 2000 to 31 December 2000) to take place on 31 December 2000 and annually thereafter, save that, if any such credit of Cost of Funds to the Notional Account would cause the balance of the Notional Account to exceed £40,000,000 (having first deducted any relevant sums pursuant to article 2(f)(a) above) then the balance of the Notional Account shall only be increased to £40,000,000 and the excess of such Cost of Funds (otherwise to be credited to the Notional Account) shall be left out of account.

3.	SHARE WARRANTS TO BEARER

3.1 (a)	Subject to the provisions hereinafter contained the Company may issue share warrants with respect to any B Shares which are fully paid up upon a request in writing by the person registered as the holder of such shares. The request shall be in such form as the Directors shall from time to time treat as appropriate.

(b)	Before the issue of a share warrant, the share certificate (if any) for the B Shares intended to be included in it shall be delivered up to the Directors.

(c)	Share warrants shall be issued under the seal or, if the Directors so resolve, in such other manner having the same effect as if issued under the seal of the Company, and shall state that the bearer is entitled to the shares therein specified.

(d)	The bearer for the time being of a share warrant shall, subject to these Articles, be deemed to be a member of the Company and shall be entitled to the same rights and privileges as he would have had if his name had been included in the register as the holder of the B Shares specified in such share warrant.

(e)	The B Shares including in any share warrant shall be transferred by delivery of the share warrant without any written transfer and without registration, and the provisions in these Articles with respect to the transfer and transmission of and to the lien of the Company on shares shall not apply to B Shares so included.

(f)	No person shall as bearer of a share warrant be entitled to attend or vote or exercise in respect thereof any of the rights of a member at any general meeting or meeting of any class of members of the Company or sign any requisition for or give notice of intention to submit a resolution to a meeting, or to sign any written resolution of the Company or consent in writing in accordance with section 125(2)(a) of the Companies Act 1985 or otherwise unless on the day appointed for the meeting and prior to the meeting in the first case, and unless on the date on which the requisition or notice is left at the registered office and prior to it being left, in the second case, or on the day on which he signs and prior to his signing the written resolution or consent in writing in the third case, he shall have produced to a Director or the Secretary of the Company (or the person authorised by the Directors for the purpose) the share warrant in respect of which he claims to act, attend or vote as aforesaid at the registered office for the time being of the Company or such other place as the Directors appoint, together with a statement in writing of his name and address.

Not more than one name shall be received as that of the holder of a share warrant.

(g)	There shall be delivered to the person so producing a share warrant a certificate stating his name and address and describing the shares represented by the share warrant so produced by him as being the share warrant to which he is entitled, and such certificate shall entitle him, or his proxy duly appointed, to attend and vote at any general meeting or to sign any written resolution or consent in writing in the same way as if he (or such person) were the registered holder of the shares specified in the certificate. The Company shall not, unless the directors decide otherwise, deliver more than one such certificate in respect of any one share warrant on any one day. The entitlement granted by the certificate shall be valid only on the date of the certificate.

(h)	No person as bearer of any share warrant shall be entitled to exercise any of the rights of a member (save as hereinbefore expressly provided in respect of general meetings) without producing such share warrant and stating his name and address, and (if and when the Directors so require) permitting an endorsement to be made (or procuring to the reasonable satisfaction of the Directors that such endorsement be made) thereon of the fact, date, purpose and consequence of its production.

(i)	The Directors shall provide as from time to time they shall think fit for the issue to the bearers for the time being of share warrants (or to such person and for so long as such bearer may direct from time to time in writing) at the address stated on the share warrant certificate at the date of its issue (unless the Company is notified of any change in accordance with the statement contained thereon and in accordance with the statement contained thereon and in accordance with the Memorandum and Articles of Association of the Company) of coupons payable to bearer providing for the payment of the dividends upon and in respect of the shares represented by the share warrants. Every such coupon shall be distinguished by the number of the share warrants in respect of which it is issued, and by a number showing the place it holds in the series of coupons issued in respect of that share warrant.

(j)	Upon any dividend being declared to be payable upon the B Shares specified in any share warrant, the Directors shall give notice to the holder of the warrant at the address stated on the warrant certificate at the date of its issue (unless the Company is notified of any change in accordance with the statement contained thereon and in accordance with the Memorandum and Articles of Association of the Company) stating the date of payment, and the serial number of the coupon to be presented and thereupon any person presenting and delivering up a coupon of that serial number at the place or one of the places, stated in the coupon, or in the said notice, shall be entitled to receive upon so delivering it up as the Directors shall from time to time direct the dividend payable on the shares specified in the share warrant to which the said coupon shall belong, according to the notice which shall have been so given.

(k)	The Company shall be entitled to recognise an absolute right in the bearer for the time being of any coupons of which notice has been given as aforesaid for payment of such amount of dividend on the share warrant whereto the said coupon shall belong as shall have been as aforesaid declared payable upon presentation and delivery of the coupon, and the delivery of such coupon shall be a good discharge to the Company accordingly.

(l)	If any share warrant or coupon be worn out or defaced, the Directors may, upon the surrender thereof for cancellation, issue a new one in its stead, and if any share warrant or coupon be lost or destroyed, the Directors may, upon the loss or destruction being established to their satisfaction, and upon such indemnity being given to the Company as they shall think adequate, issue a new one in its stead. In case of loss or destruction the bearer to whom such new warrant or coupon is issued shall also bear and pay to the Company all reasonable expenses incidental to the investigation by the Company of evidence of such loss or destruction and to such indemnity.

(m)	If the bearer of any share warrant shall surrender it together with all coupons belonging thereto for cancellation and shall lodge therewith at the registered office for the time being of the Company a Declaration in writing, signed by him, in such form and authenticated in such manner as the Directors shall from time to time direct, requesting to be registered as a member in respect of the shares specified in such warrant, and stating in such Declaration his name and address, he shall be entitled to have his name entered as a registered member of the Company in respect of the shares specified in the warrant so surrendered, but the Company shall not be responsible for any loss incurred by any person by reason of the Company entering in the Register of Members upon the surrender of a warrant the name of any person not the true and lawful owner of the warrant surrendered.

(n)	Regulation 5 of Table A shall be read and construed as if at the end of such Regulation there were added the words “or, in the case of a share warrant, in the bearer of the warrant for the time being”.

(o)	Regulation 29 of Table A shall be read and construed as if the word “registered” appeared before the word “member” in the first line of such Regulation.

(p)	Regulation 30 of Table A shall be read and construed as if the word “registered” appeared before the word “share” in the first line of such Regulation.

3.2 A notice may be given by the Company to the holder of share warrant to the address supplied by him by notice in writing to the Company from time to time for the giving of notice to him. Any notice to the Company supplying a new address for the giving of notices by the Company shall be accompanied by the share warrant which shall be cancelled and a new share warrant shall be issued having endorsed thereon the address to which future notices by the Company to the holder of the share warrant may be given.

3.3 The Directors may from time to time require any holder of a share warrant who gives, or has given, an address at which notices may be served on him, to produce his share warrant and to satisfy them that he is, or is still, the holder of the share warrant and to satisfy them that he is, or is still, the holder of the share warrant in respect of which he gives or gave the address.

3.4 Any notice required to be given by the Company to the members, or any of them, and not expressly provided for by these Articles, or any notice which cannot be served in the manner so provided, shall be sufficiently given by advertising the same once in the London Gazette.

4.	ALLOTMENT OF SHARES

4.1 Shares which are comprised in the authorised share capital with which the Company is incorporated shall be under the control of the directors who may (subject to section 80 of the Act and to 4.4 below) allot, grant options over or otherwise dispose of the same, to such persons, on such terms and in such manner as they think fit.

4.2 All shares which are not comprised in the authorised share capital with which the Company is incorporated and which the directors propose to issue shall first be offered to the members in proportion as nearly as may be to the number of the existing shares held by them respectively unless the Company in general meeting shall by special resolution otherwise direct. The offer shall be made by notice specifying the number of shares offered, and limiting a period (not being less than 14 days) within which the offer, if not accepted, will be deemed to be declined. After the expiration of that period, those shares so deemed to be declined shall be offered in the proportion aforesaid to the persons who have, within the said period, accepted all the shares offered to them; such further offer shall be made in like terms in the same manner and limited by a like period as the original offer. Any shares not accepted pursuant to such offer or further offer as aforesaid or not capable of being offered as aforesaid except by way of fractions and any shares released from the provisions of this article by any such special resolution as aforesaid shall be under the control of the directors, who may allot, grant options over or otherwise dispose of the same to such persons, on such terms, and in such manner as they think fit, provided that, in the case of shares not accepted as aforesaid, such shares shall not be disposed of on terms which are more favourable to the subscribers therefor than the terms on which they were offered to the members. The foregoing provisions of this article 4.2 shall have effect subject to section 80 of the Act.

4.3 In accordance with Section 91 of the Act, Section 89(1) and Section 90(1) to (6) of the Act shall not apply to any allotment of equity securities (as defined in Section 94 of the Act) by the Company.

4.4 The directors are generally and unconditionally authorised for the purposes of section 80 of the Act to exercise any power of the Company to allot and grant rights to subscribe for or convert securities into shares of the Company up to the amount of the authorised share capital of the Company as set out in article 2.1 at any time or times during the period of five years from the date of the adoption of these Articles and the directors may, after that period, allot any shares or grant any such rights under this authority in pursuance of an offer or agreement so to do made by the Company within that period. The authority hereby given may at any time (subject to the said section 80) be renewed, revoked or varied by ordinary resolution.

5.	SHARES

5.1 The lien conferred by regulation 8 in Table A shall attach also to fully paid-up shares, and the Company shall also have a first and paramount lien on all shares, whether fully paid or not, standing registered in the name of any person indebted or under liability to the Company, whether he shall be the sole registered holder thereof or shall be one of two or more joint holders, for all moneys presently payable by him or his estate to the Company. Regulation 8 in Table A shall be modified accordingly.

5.2 The liability of any member in default in respect of a call shall be increased by the addition at the end of the first sentence of regulation 18 in Table A of the words “and all expenses that may have been incurred by the Company by reason of such non-payment”.

6.	GENERAL MEETINGS AND RESOLUTIONS

6.1 Every notice convening a general meeting shall comply with the provisions of section 372(3) of the Act as to giving information to members in regard to their right to appoint proxies; and notices of and other communications relating to any general meeting which any member is entitled to receive shall be sent to the directors and to the auditors for the time being of the Company.

6.2

6.2.1 No business shall be transacted at any general meeting unless a quorum is present. Subject to article 6.2.2 below, two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorised representative of a corporation, shall be a quorum.

6.2.2 If and for so long as the Company has only one member, that member present in person or by proxy or (if that member is a corporation) by a duly authorised representative shall be a quorum.

6.2.3 If a quorum is not present within half an hour from the time appointed for a general meeting the general meeting shall stand adjourned to the same day in the next week at the same time and place or to such other day and at such other time and place as the directors may determine; and if at the adjourned general meeting a quorum is not present within half an hour from the time appointed therefor such adjourned general meeting shall be dissolved.

6.2.4 Regulations 40 and 41 in Table A shall not apply to the Company.

6.3

6.3.1 If and for so long as the Company has only one member and that member takes any decision which is required to be taken in general meeting or by means of a written resolution, that decision shall be as valid and effectual as if agreed by the Company in general meeting, subject as provided in article 6.3.3 below.

6.3.2 Any decision taken by a sole member pursuant to article 6.3.1 above shall be recorded in writing and delivered by that member to the Company for entry in the Company’s minute book.

6.3.3 Resolutions under section 303 of the Act for the removal of a director before the expiration of his period of office and under section 391 of the Act for the removal of an auditor before the expiration of his period of office shall only be considered by the Company in general meeting.

6.4 A member present at a meeting by proxy shall be entitled to speak at the meeting and shall be entitled to one vote on a show of hands. In any case where the same person is appointed proxy for more than one member he shall on a show of hands have as many votes as the number of members for whom he is proxy. Regulation 54 in Table A shall be modified accordingly.

6.5 Unless resolved by ordinary resolution that regulation 62 in Table A shall apply without modification, the appointment of a proxy and any authority under which the proxy is appointed or a copy of such authority certified notarially or in some other way approved by the directors may be deposited or received at the place specified in regulation 62 in Table A up to the commencement of the meeting or (in any case where a poll is taken otherwise than at the meeting) of the taking of the poll or may be handed to the chairman of the meeting prior to the commencement of the business of the meeting.

7.	APPOINTMENT AND REMOVAL OF DIRECTORS

7.1.1 Regulation 64 in Table A shall not apply to the Company.

7.1.2 The maximum number and minimum number respectively of the directors may be determined from time to time by ordinary resolution. Subject to and in default of any such determination there shall be no maximum number of directors and the minimum number of directors shall be one. Whenever the minimum number of directors is one, a sole director shall have authority to exercise all the powers and discretions by Table A and by these Articles expressed to be vested in the directors generally, and regulation 89 in Table A shall be modified accordingly.

7.2 The directors shall not be required to retire by rotation and regulations 73 to 80 (inclusive) in Table A shall not apply to the Company.

7.3 No person shall be appointed a director at any general meeting unless either:-

(a)	he is recommended by the directors; or

(b)	not less than 14 nor more than 35 clear days before the date appointed for the general meeting, notice signed by a member qualified to vote at the general meeting has been given to the Company of the intention to propose that person for appointment, together with notice signed by that person of his willingness to be appointed.

7.4

7.4.1 Subject to article 7.3 above, the Company may by ordinary resolution appoint any person who is willing to act to be a director, either to fill a vacancy or as an additional director.

7.4.2 The directors may appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director, provided that the appointment does not cause the number of directors to exceed any number determined in accordance with article 7.1.2 above as the maximum number of directors and for the time being in force.

7.5 In any case where as the result of death or deaths the Company has no members and no directors the personal representatives of the last member to have died shall have the right by notice in writing to appoint a person to be a director of the Company and such appointment shall be as effective as if made by the Company in general meeting pursuant to article 7.4.1 above. For the purpose of this article, where two or more members die in circumstances rendering it uncertain which of them survived the other or others, the members shall be deemed to have died in order of seniority, and accordingly the younger shall be deemed to have survived the elder.

7.6 Notwithstanding the provisions of articles 6.3.3 and 7.3, the holder or holders of more than half in nominal value of the shares giving the right to attend and vote at a general meeting of the company (the “appointor” or, if more than one, “appointors”) may at any time and from time to time appoint any person who is willing to act to be a director, either to fill a vacancy or as an additional director, and/or remove any director from office. Any appointment or removal of a director under this article shall be by notice to the company executed by or on behalf of each of the appointors and shall take effect in accordance with the terms of the notice on receipt of such notice by the company which shall:

(a)	in the case of a notice contained in an instrument, be delivered personally to the secretary or to a director other than the director being appointed or removed; or

(b)	in the case of a notice contained in an instrument, be at the office or at another address designated by the directors for that purpose; or

(c)	if contained in an electronic communication, be at such address (if any) as may for the time being be notified by or on behalf of the company for that purpose.

7.7 Regulation 81 of Table A shall be amended by adding before the final full stop the following words:

“or

(f) he is removed in accordance with article 7.6 of the Company’s Articles of Association; or

(g) he is requested to resign in writing by not less than three quarters of the other directors. In calculating the number of directors who are required to make such a request to the director, (i) an alternate director appointed by him acting in his capacity as such shall be excluded; and (ii) a director and any alternate director appointed by him and acting in his capacity as such shall constitute a single director for this purpose, so that the signature of either shall be sufficient.”

8.	BORROWING POWERS

8.1 The directors may exercise all the powers of the Company to borrow money without limit as to amount and upon such terms and in such manner as they think fit, and subject (in the case of any security convertible into shares) to section 80 of the Act to grant any mortgage, charge or standard security over its undertaking, property and uncalled capital, or any part thereof, and to issue debentures, debenture stock, and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

9.	ALTERNATE DIRECTORS

9.1 Unless otherwise determined by the Company in general meeting by ordinary resolution an alternate director shall not be entitled as such to receive any remuneration from the Company, save that he may be paid by the Company such part (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct, and the first sentence of regulation 66 in Table A shall be modified accordingly.

9.2 A director, or any such other person as is mentioned in regulation 65 in Table A, may act as an alternate director to represent more than one director, and an alternate director shall be entitled at any meeting of the directors or of any committee of the directors to one vote for every director whom he represents in addition to his own vote (if any) as a director, but he shall count as only one for the purpose of determining whether a quorum is present.

10.	GRATUITIES AND PENSIONS

10.1.1 The directors may exercise the powers of the Company conferred by its Memorandum of Association in relation to the payment of pensions, gratuities and other benefits and shall be entitled to retain any benefits received by them or any of them by reason of the exercise of any such powers.

10.1.2 Regulation 87 in Table A shall not apply to the Company.

11.	PROCEEDINGS OF DIRECTORS

11.1.1 A director may vote, at any meeting of the directors or of any committee of the directors, on any resolution, notwithstanding that it in any way concerns or relates to a matter in which he has, directly or indirectly, any kind of interest whatsoever, and if he shall vote on any such resolution his vote shall be counted; and in relation to any such resolution as aforesaid he shall (whether or not he shall vote on the same) be taken into account in calculating the quorum present at the meeting.

11.1.2 Each director shall comply with his obligations to disclose his interest in contracts under section 317 of the Act.

11.1.3 Regulations 94 to 97 (inclusive) in Table A shall not apply to the Company.

11.1.4 A meeting of the directors or of a committee of the board may consist of a conference between directors and any alternate directors who are not all in one place, but each of which is able (directly or by telephonic communication) to speak to each of the others, and to be heard by each of the others simultaneously. A director or an alternate director taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote or be counted in a quorum accordingly. Such a meeting shall be deemed to take place where the largest group of those participating in the conference is assembled, or, if there is no such group, where the chairman of the meeting then is. The word meeting in these articles shall be construed accordingly.

12.	THE SEAL

12.1 If the Company has a seal it shall only be used with the authority of the directors or of a committee of directors. The directors may determine who shall sign any instrument to which the seal is affixed and unless otherwise so determined it shall be signed by a director and by the secretary or second director. The obligation under regulation 6 in Table A relating to the sealing of share certificates shall apply only if the Company has a seal. Regulation 101 in Table A shall not apply to the Company.

12.2 The Company may exercise the powers conferred by section 39 of the Act with regard to having an official seal for use abroad, and such powers shall be vested in the directors.

13.	PROTECTION FROM LIABILITY

For the purposes of this article a “Liability” is any liability incurred by a person in connection with any negligence, default, breach of duty or breach of trust by him in relation to the Company or otherwise in connection with his duties, powers or office and “Associated Company” shall bear the meaning referred to in section 309A(6) of the Act. Subject to the provisions of the Act and without prejudice to any protection from liability which may otherwise apply:

13.1 the directors shall have power to purchase and maintain for any director of the Company, any director of an Associated Company, any auditor of the Company and any officer of the Company (not being a director or auditor of the Company), insurance against any Liability.

13.2 every director or auditor of the Company and every officer of the Company (not being a director or auditor of the Company) shall be indemnified out of the assets of the Company against any loss or liability incurred by him in defending any proceedings in which judgment is given in his favour or in which he is acquitted or in connection with any application in which relief is granted to him by the court from any Liability.

13.3 regulation 118 in Table A shall not apply to the Company.

14.	TRANSFER OF SHARES

14.1 The directors may, in their absolute discretion and without assigning any reason therefor, decline to register the transfer of a share, whether or not it is a fully paid share, and the first sentence of regulation 24 in Table A shall not apply to the Company.